UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 10, 2023
AURORA INNOVATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40216	98-1562265
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1654 Smallman St, Pittsburgh, PA	15222
(Address of principal executive offices)	(Zip Code)
(888) 583-9506
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.00001 per share	AUR	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	AUROW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    Director Departure

On March 10, 2023, Carl Eschenbach provided notice of his decision to resign from the Board of Directors (the “Board”) of Aurora Innovation, Inc. (the “Company”) due to ongoing responsibilities as co-CEO of Workday, Inc. following his appointment to the position on December 20, 2022. Entities affiliated with Sequoia Capital Operations, LLC, where Mr. Eschenbach is a venture partner, continue to maintain a significant investment in the Company. Mr. Eschenbach’s resignation was effective and contingent upon the appointment of Gloria R. Boyland to the Board, and did not result from any disagreement with the Company concerning any matter relating to its operations, policies, or practices. Claire Hughes Johnson has been appointed to the Audit Committee of the Board to replace Mr. Eschenbach.

(d)    Appointment of New Director

On March 13, 2023, Gloria R. Boyland was appointed to the Board. Ms. Boyland will serve as a director with a term of office expiring at the Company’s 2023 Annual Meeting of Stockholders.

Ms. Boyland, age 62, is a retired senior executive of FedEx Corporation (“FedEx”), where she served in various leadership positions between 2004 to 2020, including as Corporate Vice President, Operations & Service Support and Vice President, Service Experience Leadership beginning in 2016. While at FedEx, Ms. Boyland led operational initiatives in electro mobility, network and fleet automation, customer experience improvements and advancing new service offerings. Prior to her tenure at FedEx, Ms. Boyland held various leadership positions at General Electric Company from 1992 to 2004, including as General Manager, GE Fleet and Six Sigma Enterprise Quality Leader, GE Auto Finance Services. Earlier in her career, Ms. Boyland served as legal counsel for AXA Financial from 1986 to 1992. Ms. Boyland currently serves on the boards of directors of Vontier Corporation and United Natural Foods, Inc., and previously served as a member of the boards of Chesapeake Energy Corporation and UMRF Ventures, Inc. In 2016, Ms. Boyland was appointed to the U.S. Department of Transportation's Advisory Committee on Automation in Transportation. Ms. Boyland also served as a strategic advisor to the Company from 2020 to 2021. Ms. Boyland holds a B.A. in Psychology and Business from Eckerd College, a J.D. from the University of Pennsylvania and an MBA from Duke University’s Fuqua School of Business.

In accordance with the Company’s Outside Director Compensation Policy (the “Director Compensation Policy”), Ms. Boyland is eligible to participate in the Company’s standard compensation arrangements for non-employee directors which consists of cash and equity compensation for service on the Board. Pursuant to the Director Compensation Policy, Ms. Boyland is entitled to $60,000 in annual cash compensation for service on Board with additional cash compensation payable for committee service. In addition, Ms. Boyland is expected to be granted equity awards consistent with the terms of the Director Compensation Policy.

There are no arrangements or understandings between Ms. Boyland and any other persons pursuant to which Ms. Boyland was appointed a director of the Company, and there are no family relationships between Ms. Boyland and any director or executive officer of the Company.

The Company will enter into its standard form of indemnification agreement with Ms. Boyland, a copy of which is filed as Exhibit 10.11 to the Company’s Form 8-K filed on November 4, 2021. Other than the indemnification agreement, Ms. Boyland has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.

A copy of the press release announcing the appointment of Ms. Boyland to the Board is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 15, 2023.
104	Cover Page Interactive Data File.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Dated: March 15, 2023

AURORA INNOVATION, INC.

By:	/s/ Richard Tame
Name:	Richard Tame
Title:	Chief Financial Officer